Exhibit 21.1

Subsidiaries of Registrant

Amazing Energy, Inc., a Nevada corporation
Amazing Energy, LLC, a Texas Limited Liability Company
Kisa Gold Mining, Inc., an Alaska corporation
Gulf South Securities, Inc., a Delaware corporation
Jilpetco, Inc., a Texas corporation